Exhibit (d) (iv) under Form N-1A
                                              Exhibit 10 under Item 601/Reg. S-K





                                    EXHIBIT D
                                     to the
                          Investment Advisory Contract

                     Federated Muni and Stock Advantage Fund

     For all services rendered by the Adviser hereunder, the above-named Fund of the Trust shall pay to the Adviser and the Adviser agrees to accept as full compensation for all services rendered hereunder, an annual investment advisory fee equal to 1.00 of 1% of the average daily net assets of the Fund.

     The portion of the fees based upon the average daily net assets of the Fund shall be accrued daily at the rate of 1/365th of 1.00 of 1% applied to the daily net assets of the Fund.

     The advisory fee so accrued shall be paid to the Adviser daily.

     Witness the due execution hereof this 1st day of September, 2003.


                                    Federated Investment Management Company



                                    By:  /s/ G. Andrew Bonnewell
                                    Name:  G. Andrew Bonnewell
                                    Title:  Vice President


                                    Federated Income Securities Trust



                                    By:  /s/ J. Christopher Donahue
                                    Name:  J. Christopher Donahue
                                    Title:  President